As filed with the Securities and Exchange Commission on August 19, 2004

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-2
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY CAPITAL BANCSHARES, INC.

(Name of Small Business Issuer in its charter)

GEORGIA	6021	58-2413468
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

2815 Meredyth Drive
Albany, Georgia 31707
(229) 446-2265
(Address and telephone number
of principal executive offices)

ROBERT E. LEE	Copies to:
PRESIDENT	KATHRYN L. KNUDSON, ESQ.
COMMUNITY CAPITAL BANCSHARES, INC.	POWELL GOLDSTEIN FRAZER & MURPHY LLP
2815 Meredyth Drive	191 Peachtree Street, N.E., 16TH Floor
Albany, Georgia 31707	Atlanta, Georgia 30303
(229) 446-2265 (Name, address, and telephone number of agent for service)	(404) 572-6600

THOMAS O. POWELL, ESQ.
TROUTMAN SANDERS LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308
(404) 885-3294

Approximate date of proposed sale to the public: As soon as practicable after the date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☐

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒
Registration No. 333-116125

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.☐

CALCULATION OF REGISTRATION FEE:

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock,	150,000 shares	$11.00	$1,650,000	$209.06
$1.00 par value

Incorporation by Reference of Registration Statement on Form S-2, Registration No. 333-116125

     Community Capital Bancshares, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement on Form S-2 in its entirety the Registration Statement on Form S-2 (Registration No. 333-116125) declared effective on August 18, 2004 by the Securities and Exchange Commission (the “Commission”), including each of the documents filed by the Company with the Commission and incorporated or deemed to be incorporated by reference therein.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Albany, State of Georgia, on August 18, 2004.

COMMUNITY CAPITAL BANCSHARES, INC. By: /s/ Robert E. Lee Robert E. Lee President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Robert M. Beauchamp	Director	August 18, 2004

Robert M. Beauchamp

/s/ Bennett D. Cotten, Jr.	Director	August 18, 2004

Bennett D. Cotten, Jr.

Director

Glenn A. Dowling

/s/ Mary Helen Dykes	Director	August 18, 2004

Mary Helen Dykes
/s/ Charles M. Jones, III	Chairman of the Board and Chief Executive Officer	August 18, 2004

Charles M. Jones, III

/s/ Van Cise Knowles	Director	August 18, 2004

Van Cise Knowles

/c C. Richard Langley	Director	August 18, 2004

C. Richard Langley
/s/ Robert E. Lee	Director and President (Principal Executive Officer)	August 18, 2004

Robert E. Lee

Director

Corinne C. Martin

Director

William F. McAfee

Director

Mark M. Shoemaker

Director

Jane Anne D. Sullivan

Director

John P. Ventulett, Jr

Director

Lawrence B. Willson

/s/ James D. Woods	Director	August 18, 2004

James D. Woods

/s/ David J. Baranko	Chief Financial Officer (Principal Financial and Accounting Officer)	August 18, 2004

David J. Baranko

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP

23.1	Consent of Mauldin & Jenkins, L.L.C.